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                                    EXHIBIT 21.1

                                WASTE RECOVERY, INC.

                           SUBSIDIARIES OF THE REGISTRANT

Domino Salvage, Tire Division, Inc. (incorporated in Pennsylvania)

Waste Recovery - Illinois, L.L.C. (an Illinois limited liability company), a subsidiary of Domino Salvage, Tire Division, Inc. and the Registrant